Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Alleghany Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of Alleghany Corporation and subsidiaries of our reports dated February 22, 2012, with respect to the consolidated statements of earnings and comprehensive income, changes in stockholders’ equity and cash flows of Alleghany Corporation and subsidiaries for the year ended December 31, 2011, and all related 2011 information in the financial statement schedules, which reports appear in the December 31, 2013 annual report on Form 10-K of Alleghany Corporation and subsidiaries and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
August 29, 2014